Release: April 21, 2021

CP reports solid first-quarter 2021 results; positive momentum heading into the second quarter

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced first-quarter operating results, including revenues of $1.96 billion, an operating ratio ("OR") of 60.2 percent, adjusted OR of 58.5 percent, diluted earnings per share ("EPS") of $4.50 and adjusted diluted EPS of $4.48.

“The strong demand environment, particularly across bulk, merchandise and domestic intermodal, coupled with our commitment to the foundations of precision scheduled railroading enabled our success in the first quarter,” said Keith Creel, CP President and Chief Executive Officer. “The CP family demonstrated resiliency through winter and delivered a record March. Our 12,000-strong team continues to deliver, no matter the obstacles, and I am extremely proud of their efforts.”

First-quarter highlights
•Revenues decreased by 4 percent to $1.96 billion from $2.04 billion last year
•Reported diluted EPS was $4.50, a 51 percent increase from $2.98 last year
•Adjusted diluted EPS was $4.48, a 1 percent increase from $4.42 last year
•Reported OR increased by 100 basis points to 60.2 percent from 59.2 percent. The OR in the first quarter of 2021 includes a $33 million expense related to Kansas City Southern acquisition costs
•Adjusted OR, which excludes the acquisition-related charges, improved 70 basis points to 58.5 percent
•Multiple carload, revenue and tonnage records were broken in the first quarter:
◦Record tonnage, volumes and revenue in Canadian grain
◦Record revenue in automotive
◦Record revenue and volumes in domestic intermodal
•March was an all-time record for GTMs and RTMs in any month leading to a volume record for Q1

“The momentum we ended the first quarter with has enabled a strong start to the second quarter and we remain committed to delivering for our customers, employees, shareholders and communities,” Creel said. “We are excited about the unique opportunities ahead in 2021 and the strong base demand environment.”

Full-year 2021 guidance1
•Double-digit adjusted diluted EPS growth relative to 2020's adjusted diluted EPS of $17.67
•High-single digit volume growth, as measured in RTMs
•Capital expenditures of $1.55 billion

CP's guidance is based on the following key assumptions:
•Effective tax rate of 24.6 percent
•Other components of net periodic benefit recovery will increase by approximately $40 million versus 2020

1 CP's 2021 guidance does not include any potential impacts from the proposed Kansas City Southern acquisition

Conference call details
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) today.

Conference call access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the first-quarter conference call will be available by phone through to April 28, 2021 at 416-849-0833 or toll free 1-855-859-2056, password 3518217.

Access to the webcast and audio file of the presentation will be available at investor.cpr.ca.

Non-GAAP measures
Although CP has provided a forward-looking non-GAAP measure (adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking adjusted diluted EPS to the most comparable GAAP measure (diluted EPS), due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar foreign exchange (FX) rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company's debt and lease liabilities from adjusted diluted EPS. Please see Note on forward-looking information below for further discussion.

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning 2021 volume including as measured in RTMs, EPS growth and adjusted diluted EPS growth, capital program investments, the U.S.-to-Canadian dollar exchange rate, annualized effective tax rate, other components of net periodic benefit recovery, cost control efforts, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates (as specified herein); effective tax rates (as specified herein); performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of COVID-19 on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct.

Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, shareholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the timing and completion of the pending KCS transaction, including receipt of regulatory and shareholder approvals and the satisfaction of other conditions precedent; interloper risk to the pending KCS transaction; the realization of anticipated benefits and synergies of the transaction and the timing thereof; the success of integration plans for KCS; the focus of management time and attention on the pending KCS transaction and other disruptions arising from the transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; the previously announced proposed share split of the Company’s issued and outstanding common shares and whether it will receive the requisite regulatory approvals; potential changes in the Company’s share price which may negatively impact the value of consideration offered to KCS shareholders; and the ability of the management of the Company, its subsidiaries and affiliates to execute key priorities, including those in connection with the pending KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Chris De Bruyn
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2021	2020
Revenues (Note 3)
Freight	$1,918	$2,000
Non-freight	41	43
Total revenues	1,959	2,043
Operating expenses
Compensation and benefits	405	398
Fuel	206	212
Materials	59	59
Equipment rents	33	36
Depreciation and amortization	202	192
Purchased services and other (Note 9, 10)	274	312
Total operating expenses	1,179	1,209

Operating income	780	834
Less:
Other (income) expense (Note 4, 10)	(28)	211
Other components of net periodic benefit recovery (Note 14)	(95)	(85)
Net interest expense	110	114
Income before income tax expense	793	594
Income tax expense (Note 5)	191	185
Net income	$602	$409

Earnings per share (Note 6)
Basic earnings per share	$4.52	$2.99
Diluted earnings per share	$4.50	$2.98

Weighted-average number of shares (millions) (Note 6)
Basic	133.3	136.7
Diluted	133.9	137.2

Dividends declared per share	$0.95	$0.83

Earnings per share - Pro forma post-split basis (Note 17)
Basic earnings per share	$0.90	$0.60
Diluted earnings per share	$0.90	$0.60
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Net income	$602	$409
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	10	(65)
Change in derivatives designated as cash flow hedges	25	2
Change in pension and post-retirement defined benefit plans	53	45
Other comprehensive income (loss) before income taxes	88	(18)
Income tax (expense) recovery on above items	(30)	60
Other comprehensive income (Note 7)	58	42
Comprehensive income	$660	$451
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2021	2020
Assets
Current assets
Cash and cash equivalents	$360	$147
Accounts receivable, net (Note 8)	840	825
Materials and supplies	213	208
Other current assets	211	141
	1,624	1,321
Investments	199	199
Properties	20,503	20,422
Goodwill and intangible assets	371	366
Pension asset	1,007	894
Other assets	417	438
Total assets	$24,121	$23,640
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,418	$1,467
Long-term debt maturing within one year (Note 11, 12)	1,782	1,186
	3,200	2,653
Pension and other benefit liabilities	829	832
Other long-term liabilities	537	585
Long-term debt (Note 11, 12)	7,958	8,585
Deferred income taxes	3,731	3,666
Total liabilities	16,255	16,321
Shareholders’ equity
Share capital	1,993	1,983
Additional paid-in capital	58	55
Accumulated other comprehensive loss (Note 7)	(2,756)	(2,814)
Retained earnings	8,571	8,095
	7,866	7,319
Total liabilities and shareholders’ equity	$24,121	$23,640
See Contingencies (Note 10, 16).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Operating activities
Net income	$602	$409
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	202	192
Deferred income tax expense (Note 5)	51	39
Pension recovery and funding (Note 14)	(61)	(65)
Foreign exchange (gain) loss on debt and lease liabilities (Note 4)	(33)	215
Other operating activities, net	(88)	(72)
Change in non-cash working capital balances related to operations	(91)	(229)
Cash provided by operating activities	582	489
Investing activities
Additions to properties	(323)	(355)
Proceeds from sale of properties and other assets	37	2
Other	—	(9)
Cash used in investing activities	(286)	(362)
Financing activities
Dividends paid	(127)	(114)
Issuance of CP Common Shares	8	24
Purchase of CP Common Shares (Note 13)	—	(501)
Issuance of long-term debt, excluding commercial paper	—	959
Repayment of long-term debt, excluding commercial paper	(21)	(15)
Net issuance (repayment) of commercial paper (Note 11)	93	(553)
Net increase in short-term borrowings	—	145
Acquisition-related financing fees (Note 10)	(33)	—
Other	—	11
Cash used in financing activities	(80)	(44)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(3)	31
Cash position
Increase in cash and cash equivalents	213	114
Cash and cash equivalents at beginning of period	147	133
Cash and cash equivalents at end of period	$360	$247

Supplemental disclosures of cash flow information:
Income taxes paid	$133	$139
Interest paid	$155	$157
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2021	133.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	602	602
Other comprehensive income (Note 7)	—	—	—	58	—	58
Dividends declared ($0.95 per share)	—	—	—	—	(126)	(126)
Effect of stock-based compensation expense	—	—	5	—	—	5
Shares issued under stock option plan	—	10	(2)	—	—	8
Balance at March 31, 2021	133.3	$1,993	$58	$(2,756)	$8,571	$7,866
Balance at January 1, 2020	137.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	409	409
Other comprehensive income (Note 7)	—	—	—	42	—	42
Dividends declared ($0.83 per share)	—	—	—	—	(112)	(112)
Effect of stock-based compensation expense	—	—	5	—	—	5
CP Common Shares repurchased (Note 13)	(1.6)	(21)	—	—	(447)	(468)
Shares issued under stock option plan	0.2	13	(2)	—	—	11
Balance at March 31, 2020	135.6	$1,985	$51	$(2,480)	$7,399	$6,955
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2021
(unaudited)

1    Basis of presentation

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2020 annual Consolidated Financial Statements and notes included in CP's 2020 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2020 annual Consolidated Financial Statements.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company's Interim Consolidated Balance Sheets, Interim Consolidated Statements of Income, or Interim Consolidated Statements of Cash Flows. Likewise, accounting pronouncements issued, but not effective until after March 31, 2021, are not expected to have a material impact on the Company's Consolidated Balance Sheets, Consolidated Statements of Income, or Consolidated Statements of Cash Flows.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Freight
Grain	$448	$418
Coal	163	150
Potash	101	112
Fertilizers and sulphur	77	70
Forest products	80	78
Energy, chemicals and plastics	388	491
Metals, minerals and consumer products	159	189
Automotive	108	87
Intermodal	394	405
Total freight revenues	1,918	2,000
Non-freight excluding leasing revenues	24	29
Revenues from contracts with customers	1,942	2,029
Leasing revenues	17	14
Total revenues	$1,959	$2,043

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue, and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Opening balance	$61	$146
Revenue recognized that was included in the contract liability balance at the beginning of the period	(11)	(37)
Increase due to consideration received, net of revenue recognized during the period	64	3
Closing balance	$114	$112

4    Other (income) expense

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Foreign exchange (gain) loss on debt and lease liabilities(1)	$(33)	$215
Other foreign exchange losses (gains)	1	(5)
Acquisition-related costs (Note 10)	3	—
Other	1	1
Other (income) expense	$(28)	$211
(1)Includes unrealized net loss on foreign exchange ("FX") forward contracts. Refer to Note 12 Financial instruments.

5    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Current income tax expense	$140	$146
Deferred income tax expense	51	39
Income tax expense	$191	$185

The effective tax rates including discrete items for the three months ended March 31, 2021 was 24.05%, compared to 31.10% for the same period of 2020.

For the three months ended March 31, 2021, the effective tax rate was 24.60%, excluding the discrete items of the acquisition-related costs of $36 million and the FX gain of $33 million on debt and lease liabilities.

For the three months ended March 31, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX loss of $215 million on debt and lease liabilities.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended March 31
(in millions)	2021	2020
Weighted-average basic shares outstanding	133.3	136.7
Dilutive effect of stock options	0.6	0.5
Weighted-average diluted shares outstanding	133.9	137.2

For the three months ended March 31, 2021, there were no options excluded from the computation of diluted earnings per share (three months ended March 31, 2020 - 0.1 million).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2021	$112	$(48)	$(2,878)	$(2,814)
Other comprehensive income before reclassifications	—	17	—	17
Amounts reclassified from accumulated other comprehensive loss	—	2	39	41
Net other comprehensive income	—	19	39	58
Closing balance, March 31, 2021	$112	$(29)	$(2,839)	$(2,756)
Opening balance, January 1, 2020	$112	$(54)	$(2,580)	$(2,522)
Other comprehensive income before reclassifications	7	—	—	7
Amounts reclassified from accumulated other comprehensive loss	—	2	33	35
Net other comprehensive income	7	2	33	42
Closing balance, March 31, 2020	$119	$(52)	$(2,547)	$(2,480)
(1)Amounts are presented net of tax.
Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Recognition of net actuarial loss(1)	$53	$45
Income tax recovery	(14)	(12)
Total net of income tax	$39	$33
(1)Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

	As at March 31, 2021			As at March 31, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Total accounts receivable	$681	$198	$879	$724	$202	$926
Allowance for credit losses	(24)	(15)	(39)	(27)	(14)	(41)
Total accounts receivable, net	$657	$183	$840	$697	$188	$885

	For the three months ended March 31, 2021			For the three months ended March 31, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(25)	$(15)	$(40)	$(27)	$(16)	$(43)
Current period credit loss provision, net	1	—	1	—	2	2
Allowance for credit losses, closing balance	$(24)	$(15)	$(39)	$(27)	$(14)	$(41)

9    Property sale

Gain on exchange of property and easements in Chicago

During the first quarter of 2021, the Company exchanged property and property easements in Chicago with a government agency for proceeds of $103 million including cash of $61 million and property assets at a fair value of $42 million. Fair value was determined based on comparable market transactions. The Company recorded a gain in the first quarter within "Purchased services and other" of $50 million ($38 million after tax) from the transaction, and a deferred gain of $53 million which will be recognized in income over the period of use of certain easements.

10    Business acquisition

Pending Kansas City Southern Transaction

On March 21, 2021, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kansas City Southern ("KCS").

Upon the approval of the transaction by the shareholders of both the Company and KCS, and satisfaction or waiver of customary closing conditions, the shares of KCS will be deposited into a voting trust subject to a voting trust agreement, pending final approval of the transaction by the Surface Transportation Board ("STB"). This step is expected to be completed in the second half of 2021.

Under the Merger Agreement, common shareholders of KCS will receive 0.489 (exchange ratio) of a common share of the Company and U.S. $90 in cash for each KCS common share held. Preferred shareholders will receive U.S. $37.50 in cash for each KCS preferred share held. The share split (see Note 17) will change the exchange ratio as defined in the Merger Agreement to 2.445 CP shares for every KCS common share.

As of the signing of the Merger Agreement, the transaction represented an enterprise value of approximately U.S. $29 billion, which includes the assumption of U.S. $3.8 billion of outstanding KCS debt. The actual value of the transaction may fluctuate based upon changes in the price of the Company's common shares and the number of shares of KCS common shares, preferred shares and equity awards units outstanding on the closing date. Subject to final approval of the transaction by the STB and other applicable regulatory authorities, the transaction is expected to be completed by the middle of 2022.

In the first quarter of 2021, the Company incurred $36 million in acquisition-related expenses, of which $33 million was recorded within "Purchased services and other" and $3 million was recorded within "Other (income) expense" including the amortization of financing fees associated with new credit facilities (see Note 11). Certain additional acquisition-related costs will become payable only upon closing of the transaction into the voting trust. Total financing fees paid during the first quarter of 2021 for the anticipated debt issuance were $33 million, presented under Cash flow from financing activities in the Company's Interim Consolidated Statements of Cash Flows.

The Merger Agreement includes termination fees for both the Company and KCS. The Company or KCS will be required to pay a termination fee equal to U.S. $700 million if the Merger Agreement is terminated in certain circumstances, including if the Merger Agreement is terminated either because the Company’s or KCS’ boards of directors have changed their recommendation, respectively. The Company will be required to pay a termination fee equal to U.S. $1 billion if the Merger Agreement is terminated in certain circumstances, including (i) failure to obtain required approval from the STB to close into voting trust or (ii) a final non-appealable injunction or similar order that is issued under applicable railroad laws or Section 721 of the United States Defense Production Act of 1950 prohibiting the transaction.

11    Debt

Credit facility

Effective March 21, 2021, the Company obtained commitments for a new U.S. $8.5 billion 364-day senior unsecured facility to bridge financing requirements for the pending KCS transaction.

Effective April 9, 2021, the Company amended the financial covenant within its existing revolving credit facility to provide flexibility upon close of the pending KCS transaction.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at March 31, 2021, the Company had total commercial paper borrowings of U.S. $715 million (December 31, 2020 - U.S. $644 million). The weighted-average interest rate on these borrowings was 0.21% (December

31, 2020 - 0.27%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

12    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

For non-exchange traded derivatives classified as Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX, and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives are classified as Level 2.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper. The carrying value of short-term financial instruments all approximate their fair values.

The carrying value of the Company’s debt and finance lease liabilities do not approximate their fair value. Their estimated fair value has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s debt and finance lease liabilities, including current maturities, with a carrying value of $8,841 million at March 31, 2021 (December 31, 2020 - $8,951 million), had a fair value of $10,609 million (December 31, 2020 - $11,597 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three months ended March 31, 2021 was an unrealized FX gain of $76 million (three months ended March 31, 2020 - an unrealized FX loss of $555 million) recognized in “Other comprehensive income”.

FX forward contracts
During the first quarter of 2021, the Company entered into various FX forward contracts totalling a notional U.S. $800 million to fix the FX rate and lock-in a portion of the amount of Canadian dollars it may borrow to finance the U.S. dollar-denominated cash purchase consideration of the pending KCS transaction. The changes in fair value on the FX forward contracts were recorded in "Other (income) expense" on the Company's Interim Consolidated Statements of Income, with the offsetting unrealized gains and losses included in "Other current assets" and "Accounts payable and accrued liabilities" on the Company's Interim Consolidated Balance Sheets. For the three months ended March 31, 2021, the change in fair value on the FX forward contracts was negligible.

During April 2021, the Company entered into additional FX forward contracts totalling a notional U.S. $200 million to fix the FX rate and lock-in a portion of the amount of Canadian dollars it may use to finance the pending U.S. dollar-denominated KCS transaction.

Interest rate management

Forward starting swaps
During the first quarter of 2021, the Company entered into forward starting floating-to-fixed interest rate swap agreements ("forward starting swaps") with terms of up to 30 years, totalling a notional U.S. $1.8 billion to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense”. As at March 31, 2021, the unrealized fair value gain derived from the forward starting swaps of $20 million was included in "Other current assets" on the Company’s Interim Consolidated Balance Sheets, with the offset reflected in "Other comprehensive income" on the Company’s Interim Consolidated Statements of Comprehensive Income.

During April 2021, the Company entered into additional forward starting swaps with terms of up to 30 years, totalling a notional U.S. $600 million to fix the benchmark rate on cash flows associated with highly probable issuances of long-term notes.

Bond locks
During the first quarter of 2021, the Company entered into 7-year interest rate bond locks totalling a notional $600 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuance of long-term notes. The changes in fair value on the bond locks is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense”. As at March 31, 2021, the unrealized fair value gain derived from the bond locks of $2 million was included in "Other current assets" on the Company’s Interim Consolidated Balance Sheets, with the offset reflected in "Other comprehensive income" on the Company’s Interim Consolidated Statements of Comprehensive Income.

13    Shareholders' equity

On January 27, 2021, the Company announced a normal course issuer bid ("NCIB"), commencing January 29, 2021, to purchase up to 3.33 million Common Shares in the open market for cancellation on or before January 28, 2022. As at March 31, 2021, the Company had not purchased any Common Shares under this NCIB. As a result of the pending KCS transaction, the Company does not plan to purchase any Common Shares under this program.

On December 17, 2019, the Company announced a NCIB, commencing December 20, 2019, to purchase up to 4.80 million Common Shares for cancellation on or before December 19, 2020. Upon expiry of this NCIB, the Company had purchased 4.27 million Common Shares for $1,577 million.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange ("TSX"), with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

The following table provides activities under the share repurchase programs:

	For the three months ended March 31
	2021	2020
Number of Common Shares repurchased(1)	—	1,455,854
Weighted-average price per share(2)	$—	$321.71
Amount of repurchase (in millions of Canadian dollars)(2)	$—	$468
(1)Includes shares repurchased but not yet cancelled at end of period.
(2)Includes brokerage fees.

14    Pension and other benefits

In the three months ended March 31, 2021, the Company made contributions of $4 million (three months ended March 31, 2020 - $9 million) to its defined benefit pension plans.

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2021	2020	2021	2020
Current service cost (benefits earned by employees)	$43	$35	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	88	102	4	5
Expected return on fund assets	(240)	(237)	—	—
Recognized net actuarial loss	52	44	1	1
Total other components of net periodic benefit (recovery) cost	(100)	(91)	5	6
Net periodic benefit (recovery) cost	$(57)	$(56)	$8	$9

15    Stock-based compensation

At March 31, 2021, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three months ended March 31, 2021 of $24 million (three months ended March 31, 2020 - expense of $11 million).

Stock option plan

In the three months ended March 31, 2021, under CP’s stock option plans, the Company issued 266,698 options at the weighted-average price of $437.94 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $25 million. The weighted-average fair value assumptions were approximately:

For the three months ended March 31, 2021
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	0.53%
Expected share price volatility(3)	27.14%
Expected annual dividends per share(4)	$3.80
Expected forfeiture rate(5)	2.60%
Weighted-average grant date fair value per option granted during the period	$95.16
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the three months ended March 31, 2021, the Company issued 84,672 Performance Share Units ("PSUs") with a grant date fair value of approximately $36 million and 2,539 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $1 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the three months ended March 31, 2021 is January 1, 2021 to December 31, 2023 and the performance factors are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for PSUs issued in 2018 was January 1, 2018 to December 31, 2020. The performance factors for 125,280 PSUs were ROIC, TSR compared to the S&P/TSX Capped Industrial Index, and TSR compared to the S&P 1500 Road and Rail Index. The resulting payout was 200% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2020. In the first quarter of 2021, payouts occurred on 114,014 total outstanding awards, including dividends reinvested, totalling $98 million. The performance factors for the remaining 36,975 PSUs were annual revenue for the fiscal year 2020, diluted earnings per share for the fiscal year 2020, and share price appreciation.

Deferred share unit plan

During the three months ended March 31, 2021, the Company granted 9,170 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

16    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2021 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. These consolidated claims are currently scheduled for a joint liability trial commencing on or around September 13, 2021, followed by a damages trial, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent report. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.
(7)The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs are appealing the dismissal decision, which is pending.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. This action is scheduled for trial on September 21, 2021.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three months ended March 31, 2021 was $2 million (three months ended March 31, 2020 - $1 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2021 was $81 million (December 31, 2020 - $80 million). Payments are expected to be made over 10 years through 2030.

17    Subsequent event
On April 21, 2021, the Company's shareholders approved a five-for-one share split of the Company's issued and outstanding Common Shares such that, as a result of the share split, each Common Share will become five Common Shares. The record date for the share split will be May 5, 2021 and the shareholders of record as of the record date will receive, on the payment date of May 13, 2021, four additional shares for every one Common Share held. Proportional adjustments will also be made to outstanding awards under the Company's stock-based compensation plans in order to reflect the share split. Pro forma earnings per share amounts are disclosed in the Company's Interim Consolidated Statements of Income to show the effect of the share split.

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2021	2020	Total Change	% Change

Revenues
Freight	$1,918	$2,000	$(82)	(4)
Non-freight	41	43	(2)	(5)
Total revenues	1,959	2,043	(84)	(4)

Operating expenses
Compensation and benefits	405	398	7	2
Fuel	206	212	(6)	(3)
Materials	59	59	—	—
Equipment rents	33	36	(3)	(8)
Depreciation and amortization	202	192	10	5
Purchased services and other	274	312	(38)	(12)
Total operating expenses	1,179	1,209	(30)	(2)

Operating income	780	834	(54)	(6)

Less:
Other (income) expense	(28)	211	(239)	(113)
Other components of net periodic benefit recovery	(95)	(85)	(10)	12
Net interest expense	110	114	(4)	(4)

Income before income tax expense	793	594	199	34

Income tax expense	191	185	6	3

Net income	$602	$409	$193	47
Operating ratio (%)	60.2	59.2	1.0	100 bps

Basic earnings per share	$4.52	$2.99	$1.53	51

Diluted earnings per share	$4.50	$2.98	$1.52	51

Earnings per share - Pro forma post-split basis
Basic earnings per share	$0.90	$0.60	$0.30	51

Diluted earnings per share	$0.90	$0.60	$0.30	51

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	133.3	136.7	(3.4)	(2)
Weighted average number of diluted shares outstanding (millions)	133.9	137.2	(3.3)	(2)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.79	0.75	0.04	5
Average foreign exchange rate (Canadian$/US$)	1.27	1.34	(0.07)	(5)

Summary of Rail Data (Continued)

	First Quarter
Commodity Data	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$448	$418	$30	7	10
- Coal	163	150	13	9	9
- Potash	101	112	(11)	(10)	(7)
- Fertilizers and sulphur	77	70	7	10	15
- Forest products	80	78	2	3	8
- Energy, chemicals and plastics	388	491	(103)	(21)	(19)
- Metals, minerals and consumer products	159	189	(30)	(16)	(12)
- Automotive	108	87	21	24	32
- Intermodal	394	405	(11)	(3)	(2)

Total Freight Revenues	$1,918	$2,000	$(82)	(4)	(2)

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.16	4.64	(0.48)	(10)	(8)
- Coal	3.09	3.38	(0.29)	(9)	(8)
- Potash	2.67	2.71	(0.04)	(1)	2
- Fertilizers and sulphur	6.07	6.39	(0.32)	(5)	(1)
- Forest products	5.87	6.11	(0.24)	(4)	1
- Energy, chemicals and plastics	5.43	5.55	(0.12)	(2)	1
- Metals, minerals and consumer products	6.36	6.82	(0.46)	(7)	(3)
- Automotive	21.26	26.69	(5.43)	(20)	(15)
- Intermodal	5.92	5.54	0.38	7	8

Total Freight Revenue per RTM	4.88	5.10	(0.22)	(4)	(2)

Freight Revenue per Carload
- Grain	$3,849	$4,155	$(306)	(7)	(5)
- Coal	2,264	2,351	(87)	(4)	(3)
- Potash	2,936	3,077	(141)	(5)	(2)
- Fertilizers and sulphur	4,724	4,636	88	2	6
- Forest products	4,571	4,309	262	6	12
- Energy, chemicals and plastics	4,450	4,823	(373)	(8)	(5)
- Metals, minerals and consumer products	2,855	3,247	(392)	(12)	(8)
- Automotive	3,234	3,085	149	5	11
- Intermodal	1,524	1,509	15	1	2

Total Freight Revenue per Carload	$2,774	$2,896	$(122)	(4)	(2)
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
Commodity Data (Continued)	2021	2020	Total Change	% Change

Millions of RTM
- Grain	10,773	9,016	1,757	19
- Coal	5,280	4,435	845	19
- Potash	3,786	4,138	(352)	(9)
- Fertilizers and sulphur	1,269	1,095	174	16
- Forest products	1,363	1,277	86	7
- Energy, chemicals and plastics	7,142	8,849	(1,707)	(19)
- Metals, minerals and consumer products	2,499	2,771	(272)	(10)
- Automotive	508	326	182	56
- Intermodal	6,653	7,311	(658)	(9)

Total RTMs	39,273	39,218	55	—

Carloads (thousands)
- Grain	116.4	100.6	15.8	16
- Coal	72.0	63.8	8.2	13
- Potash	34.4	36.4	(2.0)	(5)
- Fertilizers and sulphur	16.3	15.1	1.2	8
- Forest products	17.5	18.1	(0.6)	(3)
- Energy, chemicals and plastics	87.2	101.8	(14.6)	(14)
- Metals, minerals and consumer products	55.7	58.2	(2.5)	(4)
- Automotive	33.4	28.2	5.2	18
- Intermodal	258.5	268.4	(9.9)	(4)

Total Carloads	691.4	690.6	0.8	—

	First Quarter
	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$405	$398	$7	2	3
Fuel	206	212	(6)	(3)	1
Materials	59	59	—	—	2
Equipment rents	33	36	(3)	(8)	(3)
Depreciation and amortization	202	192	10	5	7
Purchased services and other	274	312	(38)	(12)	(10)

Total Operating Expenses	$1,179	$1,209	$(30)	(2)	—
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
	2021	2020	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	71,326	71,309	17	—
Train miles (thousands)	7,803	8,367	(564)	(7)
Average train weight - excluding local traffic (tons)	9,795	9,188	607	7
Average train length - excluding local traffic (feet)	7,972	7,409	563	8
Average terminal dwell (hours)	7.4	6.2	1.2	19
Average train speed (miles per hour, or "mph")(1)	20.9	21.6	(0.7)	(3)
Locomotive productivity (GTMs / operating horsepower)(2)	201	201	—	—
Fuel efficiency(3)	0.958	0.971	(0.013)	(1)
U.S. gallons of locomotive fuel consumed (millions)(4)	68.3	69.3	(1.0)	(1)
Average fuel price (U.S. dollars per U.S. gallon)	2.39	2.33	0.06	3

Total Employees and Workforce

Total employees (average)(5)	12,061	12,486	(425)	(3)
Total employees (end of period)(5)	12,398	12,330	68	1
Workforce (end of period)(6)	12,426	12,366	60	—

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	1.20	1.13	0.07	6
FRA train accidents per million train-miles	1.28	0.87	0.41	47
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended March 31, 2020, previously reported as 1.20, was restated to 1.13 in this Earnings Release. FRA train accidents per million train-miles for the three months ended March 31, 2020, previously reported as 0.99, was restated to 0.87 in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility and foreign exchange forward contracts), discrete tax items, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three months of 2021, the twelve months of 2020, and the last nine months of 2019 include:

2021:
•Acquisition-related costs of $36 million associated with the pending Kansas City Southern ("KCS") transaction ($27 million after current and deferred taxes), including an expense of $33 million recognized in Purchased services and other and $3 million recognized in Other (income) expense, that unfavourably impacted Diluted EPS by 20 cents; and
•a non-cash gain of $33 million ($29 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 22 cents.

2020:
•in the fourth quarter, a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 22 cents; and
•during the course of the year, a net non-cash gain of $14 million ($12 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, a $103 million gain ($90 million after deferred tax) that favourably impacted Diluted EPS by 67 cents;
–in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 29 cents;
–in the second quarter, an $86 million gain ($82 million after deferred tax) that favourably impacted Diluted EPS by 59 cents; and
–in the first quarter, a $215 million loss ($198 million after deferred tax) that unfavourably impacted Diluted EPS by $1.44.

2019:
•in the fourth quarter, a deferred tax expense of $24 million as a result of a provision for an uncertain tax item of a prior period that unfavourably impacted Diluted EPS by 17 cents;
•in the second quarter, a deferred tax recovery of $88 million due to the change in the Alberta provincial corporate income tax rate that favourably impacted Diluted EPS by 63 cents; and
•a net non-cash gain of $49 million ($44 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 31 cents as follows:
–in the fourth quarter, a $37 million gain ($32 million after deferred tax) that favourably impacted Diluted EPS by 22 cents;
–in the third quarter, a $25 million loss ($22 million after deferred tax) that unfavourably impacted Diluted EPS by 15 cents; and

–in the second quarter, a $37 million gain ($34 million after deferred tax) that favourably impacted Diluted EPS by 24 cents.

2021 Outlook

With a 2021 plan that encompasses profitable sustainable growth, CP expects high single-digit RTM growth and double-digit Adjusted diluted EPS growth. CP’s expectations for Adjusted diluted EPS growth in 2021 are based on Adjusted diluted EPS of $17.67 in 2020. For the purposes of this outlook, CP assumes an effective tax rate of 24.6 percent. CP estimates other components of net periodic benefit recovery to increase by approximately $40 million versus 2020. As CP continues to invest in service, productivity and safety, the Company plans to invest approximately $1.55 billion in capital programs in 2021. CP's 2021 guidance does not include any potential impacts from the pending KCS transaction.

Although CP has provided a forward-looking Non-GAAP measure (Adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking Adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the U.S.-to-Canada dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from Adjusted diluted EPS. Please see Note on Forward-Looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended March 31		For the twelve months ended December 31
(in millions of Canadian dollars)	2021	2020	2020
Net income as reported	$602	$409	$2,444
Less significant items (pre-tax):
Acquisition-related costs	(36)	—	—
Impact of FX translation gain (loss) on debt and lease liabilities	33	(215)	14
Add:
Tax effect of adjustments(1)	(5)	(17)	2
Income tax rate changes	—	—	(29)
Adjusted income	$600	$607	$2,403
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 223.54% for the three months ended March 31, 2021, 8.17% for the three months ended March 31, 2020, and 13.58% for the twelve months ended December 31, 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended March 31		For the twelve months ended December 31
	2021	2020	2020
Diluted earnings per share as reported	$4.50	$2.98	$17.97
Less significant items (pre-tax):
Acquisition-related costs	(0.27)	—	—
Impact of FX translation gain (loss) on debt and lease liabilities	0.25	(1.57)	0.10
Add:
Tax effect of adjustments(1)	(0.04)	(0.13)	0.01
Income tax rate changes	—	—	(0.21)
Adjusted diluted earnings per share	$4.48	$4.42	$17.67
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 223.54% for the three months ended March 31, 2021, 8.17% for the three months ended March 31, 2020, and 13.58% for the twelve months ended December 31, 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Operating income as reported	$780	$834
Less significant item:
Acquisition-related costs	(33)	—
Adjusted operating income	$813	$834

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended March 31
	2021	2020
Operating ratio as reported	60.2%	59.2%
Less significant item:
Acquisition-related costs	1.7%	—%
Adjusted operating ratio	58.5%	59.2%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended March 31
(in millions of Canadian dollars, except for percentages)	2021	2020
Net income as reported	$2,637	$2,415
Average shareholders' equity	$7,411	$6,884
Return on average shareholders' equity	35.6%	35.1%

Reconciliation of Net income to Adjusted return

	For the twelve months ended March 31
(in millions of Canadian dollars)	2021	2020
Net income as reported	$2,637	$2,415
Add:
Net interest expense	454	448
Tax on interest(1)	(112)	(112)
Significant items (pre-tax):
Acquisition-related costs	36	—
Impact of FX translation (gain) loss on debt and lease liabilities	(262)	166
Tax on significant items(2)	14	(12)
Income tax rate changes	(29)	(88)
Provision for uncertain tax item	—	24
Adjusted return	$2,738	$2,841
(1)Tax was calculated at the adjusted annualized effective tax rate of 24.55% and 24.85% for the twelve months ended March 31, 2021 and 2020, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 5.92% and 7.61% for the twelve months ended March 31, 2021 and 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended March 31
(in millions of Canadian dollars)	2021	2020
Average shareholders' equity	$7,411	$6,884
Average Long-term debt, including long-term debt maturing within one year	9,905	9,497
	$17,316	$16,381
Less:
Significant item (pre-tax):
Acquisition-related costs	(18)	—
Tax on significant item(1)	4	—
Income tax rate changes	15	44
Provision for uncertain tax item	—	(12)
Adjusted average invested capital	$17,315	$16,349
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 26.13% for the twelve months ended March 31, 2021. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended March 31
(in millions of Canadian dollars, except for percentages)	2021	2020
Adjusted return	$2,738	$2,841
Adjusted average invested capital	$17,315	$16,349
Adjusted ROIC	15.8%	17.4%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations and the acquisition-related transaction costs paid in cash related to the pending KCS transaction. Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related transaction costs paid in cash related to the pending KCS transaction are not indicative of investment trends and have also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions of Canadian dollars)	2021	2020
Cash provided by operating activities	$582	$489
Cash used in investing activities	(286)	(362)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(3)	31
Less:
Acquisition-related costs	(3)	—
Free cash	$296	$158

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$448	$418	$(10)	$408	10
Coal	163	150	(1)	149	9
Potash	101	112	(3)	109	(7)
Fertilizers and sulphur	77	70	(3)	67	15
Forest products	80	78	(4)	74	8
Energy, chemicals and plastics	388	491	(13)	478	(19)
Metals, minerals and consumer products	159	189	(8)	181	(12)
Automotive	108	87	(5)	82	32
Intermodal	394	405	(5)	400	(2)
Freight revenues	1,918	2,000	(52)	1,948	(2)
Non-freight revenues	41	43	—	43	(5)
Total revenues	$1,959	$2,043	$(52)	$1,991	(2)

FX adjusted % changes in operating expenses are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$405	$398	$(5)	$393	3
Fuel	206	212	(8)	204	1
Materials	59	59	(1)	58	2
Equipment rents	33	36	(2)	34	(3)
Depreciation and amortization	202	192	(3)	189	7
Purchased services and other	274	312	(8)	304	(10)
Total operating expenses	$1,179	$1,209	$(27)	$1,182	—

FX adjusted % change in operating income is as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$780	$834	$(25)	$809	(4)

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Long-term debt including long-term debt maturing within one year as at March 31	$9,740	$10,070
Net income for the twelve months ended March 31	2,637	2,415
Long-term debt to Net income ratio	3.7	4.2

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents.

(in millions of Canadian dollars)	2021	2020
Long-term debt including long-term debt maturing within one year as at March 31	$9,740	$10,070
Add:
Pension plans deficit(1)	327	300
Operating lease liabilities	284	365
Less:
Cash and cash equivalents	360	247
Adjusted net debt as at March 31	$9,991	$10,488
(1)Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA
Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery.

	For the twelve months ended March 31
(in millions of Canadian dollars)	2021	2020
Net income as reported	$2,637	$2,415
Add:
Net interest expense	454	448
Income tax expense	764	752
EBIT	3,855	3,615
Less significant items (pre-tax):
Acquisition-related costs	(36)	—
Impact of FX translation gain (loss) on debt and lease liabilities	262	(166)
Adjusted EBIT	3,629	3,781
Add:
Operating lease expense	76	83
Depreciation and amortization	789	738
Less:
Other components of net periodic benefit recovery	352	369
Adjusted EBITDA	$4,142	$4,233

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Adjusted net debt as at March 31	$9,991	$10,488
Adjusted EBITDA for the twelve months ended March 31	4,142	4,233
Adjusted net debt to Adjusted EBITDA ratio	2.4	2.5